Exhibit 16.1

August 25, 2005

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for IntriCon Corporation (the Company) and, under the date of March 18, 2005, except as to notes 3, 4, 8, and 18, which are as of March 31, 2005, and note 2, which is as of June 24, 2005, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003. On August 23, 2005, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated August 23, 2005 and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change in independent registered public accountants was made and approved by the Audit Committee of the Board of Directors, with any of the statements made under Item 4.01(b)(i) or (ii), or any of the Company’s statements made after the first sentence in the second paragraph of Section 4.01(a)(iv) regarding the correction of the material weakness prior to the quarter ended June 30, 2005 or the initiation of the policies and procedures.

Very truly yours,

/s/ KPMG LLP